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                                                             Exhibit 10.7

                              AGREEMENT

THIS AGREEMENT IS MADE at Pune and San Jose

BETWEEN

BHARATI VIDYAPEETH'S
POONA COLLEGE OF PHARMACY
ERANDAWANE, PUNE - 411 038,  INDIA
(Hereinafter referred to as the COLLEGE)
 ... OF THE FIRST PART;

AND

MESSERS BIO-VED, INC.
911, BERN COURT #110
SAN JOSE CA  95112 USA.
(Hereinafter referred to as 'BIO-VED')
 ...OF THE SECOND PART


WITNESSETH THAT..

BIO-VED. Inc. (BIO-VED) is a Medical Technology Company founded in the United States of America with the purpose of identifying and developing in India scientific technologies and products for medical applications. The Company seeks to export these technologies/products to other countries and market them.

BIO-VED seeks to establish long term collaborative relationships with various institutions in India, for the purpose of carrying on its various research activities, and accordingly this Agreement is made as follows:

1. BIO-VED agrees to provide a grant to the College of Pharmacy (College) over several annual periods for the purpose that the amount be used to modify & upgrade the existing animal toxicology and related laboratory facilities at the College, in order that these facilities satisfy the good laboratory practices (GLP) of the United States.

    The total amount of the grant and its annual subdivision would be determined following a survey by a consultant commissioned by BIO-VED. BIO-VED may be able to assist in the training and preparation of documentation needed to achieve GLP status more quickly.

2. All equipment purchased for the animal toxicology facility and for the purpose of the existing laboratory/equipment to suit US GLP standards, shall become the sole property of the College on the completion of the project. During the period of leisure that is to say when the equipment is not needed by the BIO-VED for use, the College

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    may use the said equipment. BIO-VED shall also be entitled to use the equipment of the College without any charges during the period of leisure that is to say when the College equipment is not actually used by the College, provided that if any consumables are required, for the use of either party, the charges for the consumables would be paid by the user.

3. BIO-VED may buy any equipment, laboratory, electrical or electronic or otherwise, and bring it to the premises allocated to it by the College. BIO-VED shall have a right to use the equipment by itself, its employees, consultants, research assistants, research scholars and BIO-VED may also permit other scientists, technicians to use such equipment.

4. BIO-VED agrees to fund two Ph.D. candidate fellowships at the College under the supervision of one Professor of the College and the other as a BIO-VED preapproved designee. BIO-VED will pay for the fellowship grant to each candidate approximately Rs. 50,000.00 per annum and for the supplies used in the studies. One fellowship will begin on or about August 1, 1994 and the second, on or about January 1, 1995.

5. The College agrees to contract with BIO-VED for the commissioning of animal toxicology studies for BIO-VED's product/s. The studies shall be conducted by the College at local competitive rates.

6. The College will grant BIO-VED a first priority client status for animal toxicology studies.

7. BIO-VED shall be permitted to solicit other clients for animal toxicology studies to be provided by the College on an exclusive basis for the first two years. Thereafter BIO-VED will continue on a non-exclusive basis.

8. The College will, as far as practicable, establish a mutually agreed rate schedule for all animal toxicology studies and will revise these rates annually.

9. In respect of animal toxicology studies provided to BIO-VED the College relinquishes all rights to date generated, provided the studies have been fully paid for.

10. In respect of data generated through fellowship studies funded by BIO-VED, the College agrees to grant to BIO-VED the right of pre-publication review and appropriate editing.

11. The College agrees to allow BIO-VED to utilise the pilot plant at the College, when functional, for pre-clinical supplies to BIO-VED at locally competitive rates.

12. An estimated 200 sq.mtrs. of space is required for setting up the laboratory and office by BIO-VED and for housing the equipment purchased by BIO-VED. The College has provided three rooms bearing room nos. 310, 311 & 312 along with the additional open space of the terrace on 3rd floor of the College building. The sum of Rs.1,50,000/- per year as a grant will be given by BIO-VED to the College for their research work. BIO-

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    VED shall not have any tenancy or interest in the premises save and except right to use the premises during the period and for the purposes of the project.

    The first year's grant is paid in advance by Cheque No. 1171, dated June 30, 1994 drawn on National Westminister Bank, USA for US $5,000/-. (US $ Five Thousand only) After realisation, excess over Rs. 1,50,000 shall be refunded by the College to BIO-VED.

13. It is agreed that the College shall permit the BIO-VED to avail of the services of any of the personnel either on full-time or part-time basis as may be required by BIO-VED on suitable compensation for such services.

14. The College shall provide one telephone line for BIO-VED and shall permit the BIO-VED to print such number on their letterheads and other materials. The line may be used for the telefax communication also. The charges for the telephone and telefax line shall be paid by BIO-VED as per actuals.

15. Any movables such as air-conditioners, cooling equipment, computers, printers, electronic equipment, other than the equipment brought for animal toxicology, shall be the exclusive property of BIO-VED and may be moved as needed.

16. The term preferred client's status shall mean that the College agrees to give first priority to BIO-VED in animal toxicology studies and pilot plant facilities.

17. College agrees to title supported fellowships as 'BIO-VED' RESEARCH FELLOWSHIPS in all communications and credits.

18. College agrees to confidentiality of all data generated through toxicology or pilot plant contracts completed on its premises.

19. The Agreement shall be initially valid for a period of five years provided that the period may be reduced by mutual consent. After the expiry of a period of five years, the parties shall have a right to renew the Agreement on the same terms and conditions save and except the amount of grant which shall be fixed by mutual consent.

20. No public announcement or disclosure of this definitive agreement will be made without the mutual consent of the parties.



Signed by Principal

/s/ Shivajirao S. Kadam
-----------------------
Dr. Shivajirao S. Kadam

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on behalf of
THE COLLEGE OF PHARMACY
Pune - 411 038.
on 6th July, 1994.                (Party of he First Part)

In the presence of


1.  /s/ K.R. Mahadik
    ----------------------
    Prof. Dr. K.R. Mahadik
    Vice Principal
    College of Pharmacy,
    Pune 411 038.

2.  /s/ Ajit P. Chitre
    ------------------
    Mr. Ajit P. Chitre
    10, Shri Vishnubaug Society
    Pune 411 016.

Signed by

/s/ Barry Wald
--------------
Mr. Barry Wald
on behalf of
BIO-VED Inc. USA.
On 26, July, 1994.                (Party of the Second Part).

In the presence of


1.  /s/ Mary Adams
    --------------
    Mary Adams
    1064 PAINTBRUSH DR.
    SUNNYVALE, CA 94086


2.  /s/ Sheri Zipse
    ---------------
    Sheri Zipse
    2945 ASPEN DRIVE
    SANTA CLARA, CA 95051